Exhibit 99.1

Griffon Corporation Announces Closing of Senior Notes Offering and Early Settlement of Tender Offer

NEW YORK, NEW YORK – February 19, 2020 – Griffon Corporation (NYSE: GFF) (“Griffon”) today announced the closing of its previously announced offering of $850 million aggregate principal amount of 5.75% senior notes due 2028 (the “2028 Notes”) in an unregistered offering through a private placement, as well as the early settlement of its previously announced cash tender offer (the “Tender Offer”) to purchase up to $850 million aggregate principal amount of its existing 5.25% senior notes due 2022 (the “2022 Notes”).

The 2028 Notes are senior unsecured obligations of Griffon and are guaranteed by certain of its domestic subsidiaries. The 2028 Notes and related guarantees were offered in a private placement solely to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), or outside the United States to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act. The 2028 Notes and related guarantees have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements thereunder.

Griffon used a portion of the net proceeds from the sale of the 2028 Notes to repurchase $490,385,000 of the 2022 Notes in early settlement of the Tender Offer. Holders who tendered their 2022 Notes prior to the early tender date received $1,001.25 per $1,000 principal amount of 2022 Notes tendered. The Tender Offer will remain open until 11:59 p.m., New York City time, on March 3, 2020, and holders who tender their 2022 Notes prior to this time will receive $981.25 per $1,000 principal amount of 2022 Notes tendered. The complete terms and conditions of the Tender Offer are set forth in the Offer to Purchase (“Offer to Purchase”) and related Letter of Transmittal and Consent that previously were sent to holders of the 2022 Notes. As previously disclosed, Griffon also issued a conditional notice of redemption to redeem up to $850 million aggregate principal amount of Notes if and to the extent that less than $850 million of the Notes are repurchased pursuant to the Tender Offer (the “Redemption”). Following completion of the Tender Offer and the Redemption, $150 million aggregate principal amount of the 2022 Notes will remain outstanding.

This press release does not constitute an offer to purchase the 2022 Notes. The Tender Offer is made solely pursuant to the Offer to Purchase. The Tender Offer is not being made to holders of 2022 Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. Holders are urged to read the Offer to Purchase and related documents carefully before making any decision with respect to the Tender Offer. Holders of 2022 Notes must make their own decisions as to whether to tender their 2022 Notes. Neither Griffon, the Dealer Manager, nor the Tender Agent and Information Agent makes any recommendations as to whether holders should tender their 2022 Notes pursuant to the Tender Offer, and no one has been authorized to make such a recommendation.

About Griffon Corporation

Griffon is a diversified management and holding company that conducts business through wholly-owned subsidiaries. Griffon oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures. Griffon provides direction and assistance to its subsidiaries in connection with acquisition and growth opportunities as well as in connection with divestitures. In order to further diversify, Griffon also seeks out, evaluates and, when appropriate, will acquire additional businesses that offer potentially attractive returns on capital.

Griffon currently conducts its operations through three reportable segments:

•	Consumer and Professional Products (“CPP”) conducts its operations through AMES. Founded in 1774, AMES is the leading North American manufacturer and a global provider of branded consumer and professional tools and products for home storage and organization, landscaping, and enhancing outdoor lifestyles. CPP sells products globally through a portfolio of leading brands including True Temper, AMES, and ClosetMaid.

•	Home and Building Products conducts its operations through Clopay. Founded in 1964, Clopay is the largest manufacturer and marketer of garage doors and rolling steel doors in North America. Residential and commercial sectional garage doors are sold through professional dealers and leading home center retail chains throughout North America under the brands Clopay, Ideal, and Holmes. Rolling steel door and grille products designed for commercial, industrial, institutional, and retail use are sold under the CornellCookson brand.

•	Defense Electronics conducts its operations through Telephonics Corporation, founded in 1933, a globally recognized leading provider of highly sophisticated intelligence, surveillance and communications solutions for defense, aerospace and commercial customers.

For more information on Griffon and its operating subsidiaries, please see the Company’s website at www.griffon.com.

Forward-Looking Statements

This communication contains forward-looking statements that may state Griffon’s or its management’s intentions, beliefs, expectations or predictions for the future. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, and typically can be identified by the use of words such as “intend,” “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although Griffon believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, risks and uncertainties related to the capital markets generally, the anticipated use of proceeds in the 2028 Notes offering, and other factors detailed in filings made by Griffon with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Griffon does not undertake to update any of these statements in light of new information or future events.

Company Contact:	Investor Relations Contact:
Brian G. Harris	Michael Callahan
Chief Financial Officer	Senior Vice President
Griffon Corporation	ICR Inc.
(212) 957-5000	(203) 628-8311